Exhibit 99.1

NEWS RELEASE

Contact:

Richard J. Cantele, Jr. President and CEO

Salisbury Bank and Trust Company

5 Bissell Street

Lakeville, CT 06039

860.435.9801

rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANK AND TRUST COMPANY COMPLETES ITS PURCHASE AND ASSUMPTION OF THE FISHKILL, NEW YORK BRANCH OF ORANGE BANK & TRUST COMPANY FOR ITS RIVERSIDE DIVISION

Lakeville, CT, April 13, 2018 - Salisbury Bank and Trust Company, the wholly owned bank subsidiary of Salisbury Bancorp, Inc. (NASDAQ: SAL) announced that it has completed its acquisition of the Fishkill, New York branch of Orange Bank & Trust Company, the wholly owned bank subsidiary of Orange County Bancorp, Inc. (OTC: OCBI).

Richard J. Cantele, Salisbury Bank and Trust Company’s President and Chief Executive Officer said, “The consummation of this branch purchase enables our Riverside Division to consolidate our existing Fishkill office with this new office and allows us to better serve our existing customers in addition to reaching prospective customers in Dutchess County, New York, with greater convenience in an improved location. This strategic opportunity expands our capabilities to deliver financial products and services, including trust and wealth advisory services, to the individuals and businesses of Dutchess County and surrounding communities.”

Michael Gilfeather, Orange Bank & Trust Company’s CEO said, “This transaction is in line with our planned 2018 initiatives and allows us to better position ourselves for the future by leveraging our capabilities for long-term growth. We believe the success we have had in Orange, Westchester, and Rockland Counties, will continue to drive future growth allowing us to remain a leading community bank. Salisbury Bank and Trust Company, through its Riverside Division, is well known to our customers in the Fishkill market and we have worked closely with them to ensure a seamless transition for our customers.”

FIG Partners, LLC served as financial advisers and Cranmore, FitzGerald & Meaney served as legal counsel to Salisbury Bank and Trust Company. Luse Gorman, PC served as legal counsel to Orange Bank & Trust Company.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury, and Sharon, Connecticut; Great Barrington, Sheffield, and South Egremont, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. Salisbury Bank and Trust Company offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.